Sub-Item 77C

A Special Meeting of shareholders of the Texas Capital
Value Funds, Inc.
was held on November 24, 1997.

The Secretary reported that on the first matter of business before the meeting, the approval of a new investment advisory and administrative contract with FACM,
749,785.497 shares were voted in favor on the new contract, 1,983.145 shares voted against it, and 18,740.544 shares abstained. He announced that approval of each of the matters voted upon by shareholders at this meeting required the affirmative vote of the lesser of (a) 67% or more of the Fund's voting securities present at the Meeting if more than 50% of outstanding voting securities were present or represented by proxy or (b) by more than 50% of all the outstanding voting securities of the Fund. Thus, shareholders approved the new Investment Advisory and Administrative Contract to take effect upon the purchase of FACM's common stock by Mark Coffelt from his father.

On the second matter of business before the meeting, approval of a change in the Fund's fundamental investment policy to expand the short term borrowing ability of the Fund from 10% to 33 1/3% of net assets under management, the
Secretary reported that 732,608.783 shares were voted in favor of the new policy, 22,554.516 shares voted against it, and 17,680.887 shares abstained.
Consequently, shareholders approved the change in the Fund's fundamental investment policies to expand short-term borrowing.

On the last matter of business before the meeting, the approval of a 12b-1 Plan entitled Distribution Assistance, Promotion, and
Administrative Service Plan to
replace the present 12b-1 Plan of the Fund, the Secretary reported that
719,478.673 shares were voted in favor on the 12b-1 Plan, 29,915.143 shares voted against it, and 21,113.370 shares abstained. Thus, shareholders approved the Distribution Assistance, Promotion, and Administrative
Service Plan.


Sub-Item 77H

A change in control of the Advisor to the Texas Capital
Value Funds, Inc.
occurred during the period, whereby Mark A. Coffelt bought the remaining shares not owned by him in the Advisor from his dad Guy D. Coffelt.
The change was approved by shareholders on November 24th, 1997 at the aforementioned special meeting.

Sub Item 77Q1-(e)

A change in control of the Advisor to the Texas Capital
Value Funds occurred
during the period.  A copy of the approved Investment
Advisory and
Administrative Contract follows:


Investment Advisory and Administrative Contract

THIS AGREEMENT (this Agreement) is made this day of, 1997, by and between Texas
Capital Value Fund, Inc., a Maryland corporation (the
Fund), and First Austin
Capital Management, Inc., a Delaware corporation (the
Investment Advisor).

WITNESSETH:

WHEREAS, the Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and the Investment Advisor engages in the business of providing investment advisory services; and

WHEREAS, the Fund has need for investment advisory services.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Advisory Services. The Investment Advisor shall render investment advisory services (the Advisory Services) to the Fund, subject to the supervision and direction of the Board of Directors of the Fund, for the period set forth in
Paragraph 6 below on the terms set forth herein.  The
Investment Advisor shall
render such Advisory Services and assume the obligations herein set forth, for the compensation provided in Paragraph 3(a) below. The
Investment Advisor
shall, for the purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent or employee of the Fund.

2.  Administrative Services.  In addition to the Advisory
Services, the
Investment Advisor shall provide certain administrative support services to the
Fund including establishing and maintaining shareholders' accounts and records, processing purchase and redemption transactions, answering routine client inquiries regarding the Fund, preparing all registration statements, prospectuses, tax returns and proxy statements, valuing the Fund's portfolio daily and calculating the daily net asset value per share, and providing such other administrative services to the Fund as the Fund may reasonably request
(collectively, the Administrative Services).  The
Investment Advisor may
contract with third parties to perform all or part of the Administrative
Services.Notwithstanding anything contained in this
Agreement to the contrary,
under no circumstances shall the execution of any such third party contract be deemed an assignment by the Investment Advisor of interest in this Agreement.

3.(a) As compensation for the services to be rendered to the Fund by the
Investment Advisor under the provisions of this Agreement, the Fund shall pay the Investment Advisor:

(i) for Advisory Services a flat fee of one percent of the net assets of the
Fund; plus additional amounts as follows:

(ii)for Administrative Services a fee equal to the sum of
(i) seven-tenths
percent (0.70) of the amount of assets in the Fund between one dollar ($1.00) and five million dollars ($5,000,000), inclusive, plus (ii) five-tenths percent
(0.50) of the amount of assets in the Fund between five million and one dollars
($5,000,001.00) and thirty million dollars ($30,000,000),
inclusive, plus (c)
twenty-eight hundredths percent (0.28) of the amount of assets in the Fund between thirty million and one dollars ($30,000,001) and one hundred million dollars ($100,000,000), inclusive, plus (d) twenty-five hundredths percent
(0.25) of the amount of assets in the Fund between one hundred million and one dollars ($100,000,001) and two hundred million dollars
($200,000,000),
inclusive, plus (e) twenty hundredths percent (0.20) of the amount of assets in the Fund in excess of two hundred and one million dollars
($200,000,001),
inclusive (all assets in the Fund for the purposes of this Paragraph to be rounded to the nearest dollar prior to the computation of any fee owed).

Such fees shall be accrued daily and be payable monthly in arrears on the first day of each calendar month. Accruals of fees to the Investment Advisor shall begin on the execution date of this Agreement.

	(b) Costs. All Fund costs, with the exception of extraordinary legal expenses (as determined by the Board of Directors of the Fund), brokerage commissions, custodial charges based upon transactions in the portfolio of the
Fund and marketing expenses, will be borne by the Investment Advisor as part of this Agreement. In addition, the Investment Advisor shall absorb all the organization costs for the Fund as determined by the Board of Directors of the
Fund.
   In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund and the Investment
Advisor may share
common facilities and personnel common to each. The entire cost to the Fund for the use of common facilities and personnel will be borne by the Advisor as part of this Agreement.
	If any Fund costs which the Investment Advisor has agreed to bear hereunder are incurred by the Fund pursuant to separate agreements with third parties, the Fund shall provide the Investment Advisor with copies of such agreements and any amendments thereto and shall either bill the Investment
Advisor for the costs insured by the Fund thereunder or direct the Investment
Advisor to pay any such costs incurred directly to the third parties involved as provided by the applicable agreements.


4. Non-Exclusive. The services to be rendered by the Investment Advisor to the
Fund under this Agreement are not to be deemed to be exclusive, and the
Investment Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this
Agreement shall not be impaired thereby. If its ability becomes so impaired, as determined by the Fund in its sole and absolute discretion, the Fund shall notify the Investment Advisor of same and this Agreement shall automatically terminate upon the receipt by the Investment Advisor of such notice. Such automatic termination shall be upon the same terms and conditions as provided for other terminations pursuant to the last sentence of Paragraph 7 below.

5. Interested Parties. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the
Investment Advisor as directors, officers, employees, agents and shareholders of the Investment Advisor. Similarly, directors, officers, employees, agents and shareholders of the Investment Advisor may be interested in the Fund as directors, officers, employees, agents and shareholders of the Fund.
Furthermore, the Investment Advisor itself may be interested in the Fund as a shareholder or otherwise of the Fund. It is understood and agreed that directors, officers, employees, agents and shareholders of the Investment
Advisor may continue as directors, officers, employees, agents and shareholders of the Fund and vice versa; that the Investment Advisor, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Fund, or to any other investment company, corporation, association, firm or individual, subject to the provisions of Paragraph 4 above.
The parties agree that the Investment Advisor has a proprietary interest in the names "Texas Capital Value Funds, Inc." and "Value and
Growth Portfolio", and
the Fund agrees to promptly take any and all necessary action to remove the names "Texas Capital Value Funds, Inc." and "Value and
Growth Portfolio" from
its corporate name and from the name of any of its funds upon receipt of written request therefor from the Investment Advisor.

6. Term. Notwithstanding the date of this Agreement first above written, the effective date of this Agreement (the "Effective Date") shall be the effective date of that certain Registration Statement on Form N-1A of the Fund, filed by the Fund with the Securities and Exchange Commission under the Securities Act of
1933, as amended, and the Investment Company Act of 1940, as amended.
Thereafter, this Agreement shall continue in effect for one year from the
Effective Date. Such term may be extended annually for additional periods of one year provided that each such extension is approved at least annually by a vote of the Fund's Board of Directors. Such vote shall be cast in person at a meeting called for the purpose of voting on such approval, and shall include the votes of a majority of the Directors who are not parties to this Agreement or interested persons of any such party.

7. Termination. This Agreement may be terminated at any time upon sixty (60) days prior written notice, without the payment of any penalty, by the Fund's
Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment by the Investment Advisor or the Fund (within the meaning of the
Investment Company Act of 1940 (the 1940 Act)), which shall be deemed to include a transfer of control of the Investment Advisor or the Fund, respectively, unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission. Upon the termination of this
Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for
(i) any obligation to
respond to a breach of this Agreement committed prior to such termination, (ii) the obligation of the Fund to pay to the Investment Advisor the fee provided in
Paragraph 3(a) above, prorated to the date of termination, and (iii) the obligation of the Investment Advisor to bear the costs provided for in Paragraph
3(b) above, prorated to the date of termination (if applicable).

8. Assignment. This Agreement shall terminate automatically in the event of its whole or partial assignment by the Investment Advisor or the Fund as provided in Paragraph 7 above.

9.  Fidelity Bond.  As part of this Agreement, the
Investment Advisor shall bear
the cost of the fidelity bond required to be maintained by the Fund for employees, officers, or directors of the Investment Advisor who have access to the Fund's securities or cash. Such bond must protect the Fund against loss from larceny and embezzlement under the Act, and, in compliance with Rule 17g-1 under the 1940 Act, must be approved both in form and amount by a majority of the independent directors of the Fund at least annually with due consideration given to (a) the value of the Investment Advisor's aggregate assets, (b) the type of custody arrangements employed, and (c) the nature of the securities owned. Additionally, the Investment Advisor shall bear the cost, if any, for
Employee and Officer/Director and Officer (E&O/D&O) liability insurance covering the Investment Advisor in favor of the Fund. Under the terms of this Agreement, there is no initial requirement that E&O/D&O insurance be purchased, but if the
Board of Directors of the Fund ever requires in its sole and absolute discretion that it be carried, or if the Investment Advisor decides, unilaterally, to carry it, then such cost shall be borne by the Investment Advisor and such insurance, if required to be carried by the Fund's Board of Directors, shall be in such amount and for such a term as the Board may reasonably require. The Investment
Advisor shall not be liable for any error of judgement or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Advisor in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

10. Notices. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail addressed to the party to be notified at the following applicable address:

	The Fund:

	Texas Capital Value Funds, Inc.
	1600 West 38th Street, Suite 412
	Austin, Texas  78731

	The Investment Advisor:

	First Austin Capital Management, Inc.
	1600 West 38th Street, Suite 412
	Austin, Texas  78731

	Either party may specify a different address for notice purposes by written notice to the other.

11. Governing Law. This Agreement is executed and delivered in the State of
Texas and shall be governed by the laws of Texas and the 1940 Act.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and terminates and supersedes all prior understandings or agreements on the subject matter hereof. No conditions or warranties shall be implied herefrom unless expressly set forth herein. The Fund and the Investment Advisor each acknowledge that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable. This
Agreement may be modified
only by a future writing that is duly executed by both parties.

13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Waiver. Waiver by either party of any breach of any term, covenant or condition in this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of each party to insist on the performance of the other party in strict accordance with said terms.

15. Time Is of the Essence. Time is of the essence of this Agreement.

16. Attorneys' Fees. In the event of any litigation or arbitration between the parties with respect to this Agreement, all costs and expenses, including, without limitation, actual professional fees such as accountants' and attorneys' fees, incurred by the prevailing party, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgement.

17. Mandatory Arbitration. All disputes arising under this Agreement shall be arbitrated pursuant to the Commercial Arbitration Rules of the American
Arbitration Association.

18. Independent Counsel. The parties acknowledge that they have had the opportunity to consult with independent counsel of their own choosing in the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

Texas Capital Value Fund, Inc.,
a Maryland corporation




By    MARK A COFFELT
	Mark A. Coffelt, President


First Austin Capital Management, Inc.,
a Delaware corporation



By    MARK A COFFELT
	Mark A. Coffelt, President